UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEARST TELEVISION INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2717523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 West 57th Street
New York, NY 10019	(212) 887-6800
(Address, including zip code, of principal executive	(Registrant’s telephone number, including area code)
offices)
Jonathan C. Mintzer
Vice President, General Counsel and Secretary
Hearst Television Inc.
300 West 57th  Street
New York, New York 10019
(212) 887-6800
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Kathleen L. Werner
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000
Approximate date of commencement of proposed sale to the public: Not applicable because the securities are being removed from registration.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

SIGNATURES

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (Registration No. 333-36659) initially filed by Hearst Television Inc., a Delaware corporation (the “Registrant”), on September 29, 1997, as amended by the Post-Effective Amendment No. 1 filed by the Registrant on October 17, 1997 (as amended, the “Registration Statement”).
     On May 4, 2009, The Hearst Corporation, a Delaware corporation (“Hearst”), commenced a tender offer (through one of its wholly-owned subsidiaries) to acquire all of the outstanding shares of Series A Common Stock (the “Series A Shares”) of the Registrant that it did not already own for $4.50 per share in cash. The offer expired on June 2, 2009, and Hearst promptly thereafter accepted for payment, and paid for, the Series A Shares that were validly tendered in the offer. Shortly thereafter, on June 4, 2009, Hearst Television Inc., a Delaware corporation and wholly-owned subsidiary of Hearst, merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and continuing after the Merger as a wholly-owned subsidiary of Hearst. In connection with the Merger, the name of Hearst-Argyle Television, Inc. was changed to Hearst Television Inc.
     As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  Accordingly, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-36659) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of July, 2009.

HEARST TELEVISION INC.

By:	/s/ Jonathan C. Mintzer
	Name:	Jonathan C. Mintzer
	Title:	Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Barrett David J. Barrett	President, Chief Executive Officer and Director (Principal Executive Officer)	July 29, 2009

/s/ Harry T. Hawks Harry T. Hawks	Executive Vice President, Chief Financial Officer, and Director (Principal Financial Officer)	July 29, 2009

/s/ Lydia G. Brown Lydia G. Brown	Corporate Controller (Principal Accounting Officer)	July 29, 2009

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